Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128898), pertaining to the WebMD Health Corp. 2005 Long-Term Incentive Plan, of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of WebMD Health Corp., WebMD Health Corp.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of WebMD Health Corp., included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
MetroPark, New Jersey
March 1, 2007